UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Louisiana-Pacific Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LOUISIANA-PACIFIC CORPORATION 414 Union Street, Suite 2000 Nashville, Tennessee 37219 (615) 986-5600	Proxy Statement and Notice to Stockholders of Annual Meeting May 4, 2006

March 23, 2006

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Thursday, May 4, 2006, at 9:30 a.m. at The Hermitage Hotel, 231 Sixth Avenue North, Nashville, Tennessee. We look forward to personally greeting those stockholders able to be present.

At this year’s meeting, you will be asked to vote on the election of three directors and ratification of the selection of LP’s outside independent auditor. Your Board of Directors unanimously recommends a vote for each of these proposals. Action will also be taken on any other matters that are properly presented at the meeting.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Richard W. Frost
Chief Executive Officer

LP is a trademark of Louisiana-Pacific Corporation.

LOUISIANA-PACIFIC CORPORATION
414 Union Street, Suite 2000
Nashville, Tennessee 37219
(615) 986-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2006

The 2006 Annual Meeting of Stockholders of Louisiana-Pacific Corporation (“LP”) will be held at The Hermitage Hotel, 231 Sixth Avenue North, Nashville, Tennessee, on Thursday, May 4, 2006, at 9:30 a.m. local time, to consider and vote upon the following matters:

1.                Election of three Class III directors.

2.                Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2006.

Only stockholders of record at the close of business on March 6, 2006, are entitled to notice of and to vote at the meeting.

In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of LP’s Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at LP’s headquarters located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219, for the ten days preceding the meeting, by any LP stockholder for any purpose germane to the meeting.

Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, the Admission Ticket attached to the proxy card will admit you to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you wish to attend the meeting, you may obtain an Admission Ticket by presenting proof of share ownership, such as a bank or brokerage account statement, at the meeting entrance.

ANTON C. KIRCHHOF
Secretary
Nashville, Tennessee
March 23, 2006

Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in order that your stock may be voted in accordance with the terms of the Proxy Statement. If you attend the meeting, you may withdraw your proxy and vote in person.

TABLE OF CONTENTS

On written request, LP will provide, without charge, a copy of its Form 10-K Annual Report for 2005 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of LP’s Common Stock on March 6, 2006, the record date for the 2006 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in late March 2006. Requests should be sent to:  Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee  37219.

i

PROXY STATEMENT

Louisiana-Pacific Corporation, a Delaware corporation (“LP”), is soliciting proxies on behalf of its Board of Directors to be voted at the 2006 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 23, 2006.

Voting Procedure

A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors for Items 1 and 2 listed in the Notice of Annual Meeting of Stockholders.

If you return a proxy card, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of LP at any time before the meeting, or (2) by voting in person at the annual meeting.

If shares are held for your account in the Automatic Dividend Reinvestment Plan administered by Computershare Trust Company, N.A., all your shares held in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account in the plan will not be voted.

Only stockholders of record at the close of business on March 6, 2006, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 106,033,901 shares of common stock, $1 par value (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading “Holders of Common Stock” below.

The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to LP except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

Item 1—Election of Directors

Nominees

The three nominees listed below for the Class III director positions to be voted on at the meeting are currently members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2009.

The Board of Directors has determined that two of the nominees named below, Archie W. Dunham and Daniel K. Frierson, have no material relationship with LP, either directly or as a partner, shareholder, officer or director of an organization that has a relationship with LP, and are not disqualified from being independent under the listing standards adopted by the New York Stock Exchange (the “NYSE”) and approved by the Securities and Exchange Commission (the “SEC”). In making this determination, the Board of Directors considered the purchases of goods and services by LP from Union Pacific Corporation, of which Archie W. Dunham is a director. The Board of Directors determined that purchases of transportation and related services from Union Pacific Corporation represented ordinary, arm’s length, commercial transactions required in LP’s business operations.

Archie W. Dunham	Nominee for Term Expiring 2009

Archie W. Dunham, age 67, has been a director of LP since 1996. Until September 30, 2004, he was Chairman of the Board and a director of ConocoPhillips, an international, integrated energy company. He served in various senior executive positions with Conoco Inc., including most recently as Chairman, President and Chief Executive Officer, for more than five years prior to its merger with Phillips Petroleum Company in 2002. Mr. Dunham is currently a director of Union Pacific Corporation, Phelps Dodge Corporation, and Pride International, Inc.

Daniel K. Frierson	Nominee for Term Expiring 2009

Daniel K. Frierson, age 64, became a director of LP in February 2003. Mr. Frierson has been Chairman and Chief Executive Officer of The Dixie Group, Inc., a manufacturer and distributor of high-end carpet and rugs headquartered in Chattanooga, Tennessee, for more than 15 years. He is also a director of Astec Industries, Inc.

Richard W. Frost	Nominee for Term Expiring 2009

Richard W. Frost, age 54, has been a director and Chief Executive Officer of LP since November 1, 2004. He previously was LP’s Executive Vice President, Commodity Products, Procurement and Engineering since March 2003, Executive Vice President, OSB, Procurement and Engineering from May 2002 through February 2003, and Vice President, Timberlands and Procurement from 1996 to April 2002.

Your shares represented by a properly completed and returned proxy card will be voted FOR the election of the three nominees unless authority to vote is withheld. If any nominee becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

The three nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder fails to return a proxy, because the broker holding the shares expressly does not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

Continuing Directors

The current members of the Board of Directors whose terms of office will continue beyond the 2006 Annual Meeting of Stockholders are listed below. The Board of Directors has determined that each continuing director named below has no material relationship with LP either directly or as a partner, shareholder, officer or director of an organization that has a relationship with LP, and is not disqualified from being independent under the NYSE’s listing standards. In making this determination, the Board of Directors reviewed charitable contributions by LP to the Izaak Walton League of America, of which Paul W. Hansen is Executive Director, during the past three years and determined that no such contributions were made in 2004 or 2005 and that contributions made in 2003 represented significantly less than 1% of that organization’s annual gross revenues. The Board of Directors also considered a transaction during 2005 between LP and an affiliate of Integrated Environmental Technologies LLC, of which E. Gary Cook is chairman, and concluded that it is not material to his service as a director. The transaction involved the sale of real property near Red Bluff, California, owned by LP in exchange for a $45,000 cash payment and an agreement to deliver a total of $750,000 in utility savings costs over a five-year period from power generated by a medical waste treatment facility to be operated on the site. The Board of Directors also considered transactions between LP and IKON Office Solutions, Inc., of which Kurt M. Landgraf is a director, and concluded that those transactions were not material to his service as a director. The transactions included purchases of supplies by LP, leases of office equipment by LP, and outsourcing by LP of administrative office services. Finally, the Board of Directors considered the commercial banking and investment management services provided to LP by the Bank of Nova Scotia, of which John C. Kerr is a director, and concluded that they are not material to his service as a director.

E. Gary Cook	Current Term Expires 2008

E. Gary Cook, age 61, became a director of LP in 2000 and was appointed Chairman of the Board of Directors on November 1, 2004. Mr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation, a global specialty chemicals company, until his retirement in 1999. Until 1996, he was President, Chief Operating Officer, and a director of Albemarle Corporation, a global specialty chemicals company spun off from Ethyl Corporation in 1994, where Mr. Cook had been a Senior Vice President and director since 1992. Mr. Cook is also a director of Trimeris Corporation, a biopharmaceutical company.

Paul W. Hansen	Current Term Expires 2008

Paul W. Hansen, age 54, has been a director of LP since 1999. Mr. Hansen has been Executive Director of the Izaak Walton League of America (the “IWLA”), a nationally-recognized conservation organization, since February 1995. Mr. Hansen began his employment with the IWLA in 1984. He is also a director of several nonprofit organizations, including the National Conservation Leadership Institute, the Natural Resources Council of America, and the Keystone Institute.

John C. Kerr	Current Term Expires 2007

John C. Kerr, age 61, who was elected a director of LP in May 2005, is Chairman of Lignum Investments Ltd., a privately-held investment company. Mr. Kerr was Chairman and Chief Executive Officer of Lignum Ltd., a privately-held forest products company in British Columbia, Canada, which he headed for 35 years until its acquisition by Riverside Forest Products Ltd. (“Riverside”) in March 2004. He was Vice Chairman of Riverside from March 2004 until Riverside was acquired by a privately-held forest products company in October 2004. Mr. Kerr is also a director of the Bank of Nova Scotia.

Kurt M. Landgraf	Current Term Expires 2008

Kurt M. Landgraf, age 59, was elected as a director of LP in June 2005. Mr. Landgraf has been President and Chief Executive Officer of Educational Testing Service, a private, nonprofit educational testing and measurement organization based in Princeton, New Jersey, since August 2000. Prior to that, he was Executive Vice President and Chief Operating Officer of E.I. du Pont de Nemours and Company (“du Pont”), a science and technology company based in Wilmington, Delaware, for more than two years, and held other positions with du Pont or affiliated companies from 1980 to 2000. Mr. Landgraf is also a director of IKON Office Solutions, Inc., a provider of integrated document management systems and solutions.

Dustan E. McCoy	Current Term Expires 2007

Dustan E. McCoy, age 56, became a director of LP in 2002. Mr. McCoy has been Chairman and Chief Executive Officer and a director of Brunswick Corporation, a recreation products company headquartered in Lake Forest, Illinois, since December 2005. He joined Brunswick Corporation in September 1999 as its Vice President, General Counsel and Corporate Secretary and became President of its Brunswick Boat Group in 2000, which position he held until December 2005. He was previously Executive Vice President of Witco Corporation, a global specialty chemicals company headquartered in Greenwich, Connecticut, from January to September 1999 and was Witco’s Senior Vice President, General Counsel and Corporate Secretary from July 1996 until December 1998.

Colin D. Watson	Current Term Expires 2007

Colin D. Watson, age 64, became a director of LP in 2000. Mr. Watson was President and Chief Executive Officer of Vector Aerospace Corporation, a company providing aviation overhaul and repair services with executive offices in Toronto, Ontario, Canada, from November 2003 through December 2004. Mr. Watson is currently on the board of directors of Vector Aerospace Corporation. Previously, he was Vice Chairman of the Board of Spar Aerospace Limited, an aviation services company with headquarters in Toronto, Ontario, Canada, from December 1999 until his retirement from the Spar Aerospace board in January 2002. He also served as Chief Executive Officer of Spar Aerospace from December 1999 to December 2000, and President and Chief Executive Officer from 1996 to November 1999. From 1979 to 1996, Mr. Watson was President and Chief Executive Officer of Rogers Cable TV, Ltd. Mr. Watson is a director of B-Split II Corp., Cygnal Technologies Corporation, and Northstar Aerospace, Inc., each of which is a Canadian company with securities traded on the Toronto Stock Exchange. He is also a director of Rogers Communications Inc., a diversified Canadian communications and media company, Great Lakes Carbon Income Fund, an unincorporated limited purpose trust with units traded on the Toronto Stock Exchange, and Arpeggio Acquisition Corporation, a blank check company that files reports with the SEC and was formed for the purpose of effecting a business combination with an operating business.

Corporate Governance

Strong corporate leadership of the highest ethics and integrity has long been a major focus of LP’s Board of Directors and management. In recent years, the Board and senior management have devoted significant time and attention to corporate governance issues, including updating LP’s corporate governance principles and committee charters. The key tenets of LP’s corporate governance principles include the following:

•       A majority of the directors and all members of the Finance and Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. In addition to objective standards adopted by the SEC and the NYSE, to be considered independent, a director must be free of any material relationship with LP, as determined by the Board of Directors, including any relationship that may interfere with the exercise of his or her independent judgment as a director. As noted above, the Board has determined that all current directors other than Mr. Frost are independent under this standard. The only Board committees on which Mr. Frost serves are the Executive Committee and the Environmental and Compliance Committee.

•       The outside (non-management) directors meet in executive session without management present at the time of each quarterly Board meeting. At such time as any of the outside directors is not also independent, at least one executive session each calendar year will include only the independent directors. As long as the Chairman of the Board is an independent director, the Chairman presides over all executive sessions of the outside or independent directors.

•       Directors must tender their resignation for consideration by the Board, which may choose not to accept it, following any material change in employment or business association.

•       Directors must retire as of the date of the next annual meeting of stockholders after attaining age 70.

•       Directors will be provided with orientation and continuing education opportunities relating to performance of their duties as directors.

•       The composition, structure, purpose, responsibilities and duties of each of the standing Board committees other than the Executive Committee are set forth in written charters approved from time to time by the Board.

•       The Board and Board committees have authority to engage outside advisors who are independent of management to provide expert advice to the directors.

•       The Nominating and Corporate Governance Committee oversees annual evaluations of the effectiveness of the Board and operations of Board committees, and communicates the results of these evaluations to the full Board.

•       LP has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees and a separate Code of Ethics for Senior Financial Officers, including the Chief Executive Officer, which relates to conflicts of interest and full, fair and accurate financial reporting. The Code of Business Conduct and Ethics addresses, among other matters, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, legal and regulatory compliance, and reporting of illegal or unethical behavior. Waivers of either code with respect to directors and executive officers may be made only by the Board or a Board committee to which this responsibility is delegated, and will be promptly disclosed to LP’s stockholders by posting on LP’s website at www.lpcorp.com.

•       LP’s Chief Executive Officer is responsible for maintaining a succession planning process with respect to top management positions and to report to the Board annually regarding specific assessments and recommendations.

•       During 2005, the Board adopted new stock ownership guidelines for both outside directors and executive officers. The guidelines specify target amounts of share ownership by certain compliance dates. For outside directors, the target amount is a number of shares equal in value to five times the director’s annual retainer and, for current directors, the initial compliance date is the date of LP’s first regular board meeting in 2011. For LP’s current executive officers listed in the Summary Compensation Table below, the initial compliance date is the date of LP’s first regular board meeting in 2009. The target amount for executive officers is a number of shares equal in value to the following multiples of each officer’s annual base salary: for the chief executive officer, five times; for executive vice presidents, three times; for vice presidents, two times; and for all others, one time. If the targets are not satisfied by the compliance dates, the guidelines require that any cash bonus otherwise payable to the officer or the annual cash retainer otherwise payable to the director be paid instead in stock.

Current copies of LP’s corporate governance principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on LP’s website at www.lpcorp.com in the Investor Relations section under the heading “Corporate Governance.” Any amendments to LP’s Code of Ethics for Senior Financial Officers will also be posted at www.lpcorp.com. Copies of any of these documents may also be obtained free of charge by writing to Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

Board and Committee Meetings

The Board of Directors held four regular quarterly meetings and one additional meeting in 2005. During 2005, each director attended at least 75% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he or she served during his or her tenure on the Board or such committee except that Mr. Simpson attended one of two meetings held by the Environmental and Compliance Committee. The Board’s committees and membership on each committee as of March 23, 2006, are shown below. Each committee shown below other than the Executive Committee has a written charter delineating its membership, duties and functions. Copies of the charters are available on LP’s website as described above under “Corporate Governance” and may also be obtained by writing to the address listed above.

Name of Director	Finance and Audit		Compensation		Nominating and Corporate Governance		Environmental and Compliance		Executive
E. Gary Cook	X				X	*			X	*
Archie W. Dunham	X	*	X						X
Daniel K. Frierson					X		X
Richard W. Frost							X		X
Paul W. Hansen					X		X
John C. Kerr					X		X
Kurt M. Landgraf	X		X
Dustan E. McCoy			X				X	*
Colin D. Watson	X		X	*

X= Committee member; * = Chairman

Finance and Audit Committee

The Finance and Audit Committee (the “Audit Committee”) held eight meetings during 2005. The membership, duties, and functions of the Audit Committee are governed by a written charter, a copy of which is attached to this proxy statement as Appendix A. In order to effectively perform its oversight responsibilities and duties, the Audit Committee holds separate sessions from time to time with LP’s management, internal auditors, and outside auditor.

The Audit Committee has sole authority and responsibility to select (subject to stockholder ratification as described below under “Item 2—Ratification of Selection of Independent Auditor”), retain, oversee, and replace LP’s independent auditor and to approve their compensation. The Audit Committee is responsible for pre-approving all audit services and legally-permitted non-audit services. The Audit

Committee reviews the annual audit plan of the independent auditor and performs an annual evaluation of the auditor’s qualifications, performance and independence. The Audit Committee also reviews reports by the auditor regarding discussions with management relating to critical accounting policies, alternative treatments of financial information under generally accepted accounting principles, and other significant accounting issues, the results of the audits and the quarterly and annual financial statements, the opinion to be rendered by the auditor in connection with LP’s audited financial statements, and its attestation and report on management’s internal control report. The Audit Committee meets with the auditor to discuss any audit problems or difficulties and management’s responses.

The Audit Committee also oversees LP’s internal audit function and internal control systems, including reviewing LP’s internal audit plans, the scope, coverage and objectivity of the internal audits performed, the adequacy and effectiveness of LP’s internal legal compliance programs, disclosure controls and procedures and internal controls over financial reporting, and its guidelines, policies and programs with respect to risk assessment and risk management.

With respect to financial and financial reporting matters, the Audit Committee makes recommendations as appropriate to the Board of Directors regarding capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions, and investment and debt policies. The Audit Committee also reviews and discusses with management the status and potential financial implications of significant legal and tax matters, major issues regarding accounting principles, significant financial reporting issues, the effect of regulatory and accounting initiatives and off-balance sheet structures on LP’s financial statements, the financial results to be included in LP’s reports filed with the SEC, and LP’s earnings press releases and other information provided to analysts and rating agencies.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee, Messrs. Cook, Dunham, Landgraf, and Watson, is financially literate, as that term is used in the NYSE’s listing standards, and an “audit committee financial expert,” as defined in the SEC’s rules and regulations. The Board of Directors has also determined that each member of the Audit Committee meets the independence requirements for audit committee membership mandated by the Sarbanes-Oxley Act of 2002 and incorporated into the NYSE’s listing standards. Mr. Landgraf became a member of the Audit Committee in June 2005. Mr. Frierson, who also met the requirements to be independent, financially literate, and an audit committee financial expert, served on the Audit Committee until August 2005.

Compensation Committee

The Compensation Committee held five meetings during 2005. Mr. Frierson served on the Compensation Committee until August 2005, at which time Mr. Landgraf was appointed as a member of the committee.

The Compensation Committee’s functions are (1) to exercise all authority of the Board of Directors with respect to the compensation of the chief executive officer and other executive officers of LP, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, deferred compensation, retirement benefits, and severance pay and benefits, including upon a change of control of LP, (2) to administer LP’s 1997 Incentive Stock Award Plan, (3) to administer LP’s Annual Cash Incentive Award Plan with respect to the participation of the chief executive officer and other executive officers of LP as provided in the plan, and (4) to administer each other compensation and benefit plan the administration of which is delegated to the Compensation Committee under the terms of the plan or by action of the Board of Directors, including the participation in each of LP’s compensation plans by the chief executive officer and other executive officers of LP. The Compensation Committee also makes such recommendations to the Board of Directors as to existing and proposed compensation and benefit plans as it deems appropriate.

Compensation decisions with respect to LP’s chief executive officer and other executive officers are made by a special subcommittee of the Compensation Committee to comply with special rules affecting executive compensation under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the short-swing profit liability provisions of the federal securities laws. Presently, all of the members of the Compensation Committee are members of the subcommittee.

Information concerning executive compensation is set forth below under the caption “Executive Compensation.”

Environmental and Compliance Committee

The Environmental and Compliance Committee, which met four times during 2005, is responsible for reviewing the effectiveness of LP’s environmental management systems and compliance programs, product quality management systems, other legal compliance programs, and legal compliance audit work performed by LP’s internal audit group. Lee C. Simpson and Brenda J. Lauderback served on the Environmental and Compliance Committee until their retirement as directors in May 2005. Messrs. Kerr and Frierson were appointed as members of the committee in May 2005 and August 2005, respectively.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) met five times during 2005. Brenda J. Lauderback was chairman of the Nominating Committee until her retirement as a director in May 2005, at which time Mr. Cook became chairman. Mr. Simpson also served on the Nominating Committee until May 2005, at which time Mr. Kerr was appointed as a member of the Nominating Committee. Mr. Frierson became a member of the Nominating Committee in August 2005.

The Nominating Committee is authorized to establish (1) procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors criteria for membership on the Board, including standards of independence for outside directors, (2) policies on the size and composition of the Board, the selection of candidates for director, the compensation of directors, and the composition of Board committees, and (3) principles, guidelines, and procedures for other matters of corporate governance that may arise. The Nominating Committee periodically reviews LP’s Code of Business Conduct and Ethics covering directors, officers and employees and makes any recommendations it deems appropriate. It also oversees annual evaluations of the effectiveness of the Board of Directors, of the operations of Board committees (including itself), and of the contributions of individual directors, and makes recommendations to the Board regarding the process under which the outside directors annually evaluate the performance of LP’s chief executive officer and senior management.

Consideration of Director Nominees

LP’s corporate governance principles approved by the Nominating Committee and adopted by the Board provide that directors must be persons of integrity, with significant accomplishments and recognized business stature, who will bring a diversity of perspectives to the Board. They must also be able to commit the necessary time to prepare for and attend all regularly scheduled meetings of the Board and committees on which they serve, except where there are unavoidable business or personal conflicts. One or more directors should have significant experience in the types of industry and business in which LP operates. The Nominating Committee uses the results of annual evaluations of the Board and Board committees in evaluating the skills and attributes desired in new director candidates. When a director states his or her intention to retire from the Board, the Nominating Committee also considers whether similar skills and qualifications should be sought in a replacement candidate. The Nominating Committee believes it to be desirable for all new outside directors (as is true of all current outside directors) to qualify as independent under the NYSE’s listing standards. Experience in some capacity with publicly traded companies is also a desirable attribute. Additionally, the corporate governance principles recognize that LP’s chief executive officer will normally be a director and that other senior officers may be elected to the Board in appropriate circumstances as long as a majority of directors are independent as determined by the Board of Directors in accordance with the NYSE’s listing standards.

The Nominating Committee is authorized by its charter to retain a third-party search firm to assist in identifying director candidates. Ideally, each individual proposed as a director candidate will be known by at least one existing director who can assist in evaluating the candidate’s reputation for integrity and ethical conduct in business dealings.

The Nominating Committee will consider stockholders’ recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to LP at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, to the attention of the Chairman of the Nominating Committee. Stockholder-recommended candidates will be evaluated by the same criteria described above.

Communications Between the Board and Stockholders

LP will promptly forward to the Chairman of the Board any letter or other written communication sent to the Board or any individual director or group of directors, as long as the communication is delivered by certified mail or courier service addressed to LP’s Corporate Secretary at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, and contains the name and address of the sender. (If the communication is addressed to an individual director, it will first be sent to that individual for a determination as to whether it relates to an LP or LP Board matter rather than a personal matter.) The Chairman of the Board, in his or her sole discretion, will determine how to handle each communication, including forwarding it for consideration by the full Board, the non-management directors or independent directors only, a Board committee, or an individual director.

LP does not have a policy regarding attendance by directors at the annual meetings of stockholders. In 2005, Messrs. Dunham and Frierson were unable to attend the annual meeting due to prior commitments.

Stockholder Nominations for Election as Director

LP’s bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder’s intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the Board and must include the following:

•       the name and address of the stockholder and each proposed nominee,

•       a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•       a description of any arrangements or understandings pursuant to which the nominations are to be made,

•       the signed consent of each proposed nominee to serve as a director if elected, and

•       such other information regarding each nominee as would be required to be included in LP’s proxy statement if the person had been nominated by the Board of Directors.

The notice must be delivered at least 45 days prior to the first anniversary of the initial mailing date of LP’s proxy materials for the preceding year’s annual meeting. For the 2007 annual meeting, this notice must be received by LP no later than February 6, 2007.

Item 2—Ratification of Selection of Independent Auditor

The Audit Committee has appointed Deloitte & Touche LLP as LP’s outside independent auditor to audit its consolidated financial statements for 2006. Although LP is not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, may make a statement.

The Board recommends a vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as LP’s principal independent auditor.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has pre-approved all audit services provided by LP’s independent auditor, Deloitte & Touche LLP, in connection with the audit of LP’s financial statements for the years ended December 31, 2004 and 2005. The Audit Committee also pre-approved all audit-related and permissible non-audit services provided by LP’s independent auditor during 2004 and 2005 and concluded that the provision of those services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year. Each pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor must provide a statement that such service is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at its next scheduled meeting. Unless specified otherwise by the Audit Committee, the Chairman of the Audit Committee has been delegated pre-approval authority under the pre-approval policy.

Fees Paid to Principal Independent Auditor

The aggregate fees, including expenses, billed to LP for the years ended December 31, 2004 and 2005 by LP’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follows:

	2004	2005
Audit Fees	$2,052,777	$1,862,275
Audit-Related Fees	155,970	173,470
Total Audit and Audit-Related Fees	2,208,747	2,035,745
Tax Fees	72,651	124,059
All Other Fees	—	1,500
Total Fees	$2,281,398	$2,161,304

Audit Fees.   Includes fees for audit services involving the audit of LP’s consolidated financial statements, review of interim quarterly statements, attestation of LP’s assertion on internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, any other procedures required to be performed by LP’s independent auditor in order to render its opinion on LP’s consolidated financial statements, and services in connection with statutory audits and financial audits for certain of LP’s subsidiaries.

Audit-Related Fees.   Includes any fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting, or disclosure matters not classified as audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities not classified as audit services, financial audits of employee benefit plans, and assistance with internal control reporting requirements. Audit-related fees for 2004 and 2005 primarily include fees for audits of employee benefit plans and review reports issued in connection with lender requirements.

Tax Fees.   Includes any fees for tax services, including tax compliance and planning services. Tax fees for 2004 and 2005 primarily include fees for assistance related to sales and use tax refunds, expatriate employee tax compliance, and, for 2004, license fees for tax preparation software and, for 2005, repatriation of foreign earnings.

All Other Fees.   Represents fees for a license to use a financial accounting technical research database.

Other Business

At the time this proxy statement was printed, management knew of no matters to be presented at the annual meeting other than the items of business listed in the Notice of Annual Meeting of Stockholders. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting on such matters in accordance with their judgment.

Finance and Audit Committee Report

The Finance and Audit Committee of the Board of Directors (the “Audit Committee”) assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of LP’s financial statements, LP’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of LP’s internal audit function and of its independent auditors, and the adequacy of LP’s accounting and internal control systems. The Audit Committee is comprised of four directors, each of whom has been determined by the Board of Directors to be financially literate, as that term is used in the NYSE’s listing standards, and to be an “audit committee financial expert,” as defined in SEC rules and regulations. The Audit Committee’s activities are governed by a written charter, a copy of which is attached to this proxy statement as Appendix A and is available at LP’s website at www.lpcorp.com in the Investors Relations section under the heading “Corporate Governance.”

In discharging its responsibilities, the Audit Committee and its individual members have met with management and LP’s independent auditor, Deloitte & Touche LLP, to review LP’s accounting functions and the audit process and to review and discuss LP’s audited consolidated financial statements for the year ended December 31, 2005. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards and the NYSE’s listing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. The Audit Committee has also received from its outside auditor a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the outside auditor any relationships that may adversely affect its objectivity and independence.

Based on its review and discussions with management and LP’s outside auditor, the Audit Committee recommended to the Board of Directors that LP’s audited consolidated financial statements for the year ended December 31, 2005, be included in LP’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Archie W. Dunham, Chairman
E. Gary Cook
Kurt M. Landgraf
Colin D. Watson

Holders of Common Stock

Five Percent Beneficial Owners

The following table provides information concerning the beneficial ownership of Common Stock by the persons known to LP to beneficially own 5% or more of the outstanding Common Stock:

	Common Stock
	Beneficially Owned	Approximate
Name and Address	As of Dec. 31, 2005	Percent of Class
Barclays Global Investors, NA	13,353,647 (1)	12.59%
45 Fremont Street
San Francisco, California 94105

(1)          The shares shown are beneficially owned by Barclays Global Investors, NA, and related entities, including Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited, as reported on the Schedule 13G filed with the SEC on January 26, 2006. Barclays Global Investors, NA, reported ownership of 10,896,652 shares, or 10.28% of the outstanding Common Stock, including sole voting power over 9,568,677 shares and sole dispositive power over 10,896,652 shares. The other related entities have voting and dispositive power over an aggregate of 2,456,995 shares, or 2.32% of the outstanding Common Stock.

Directors and Executive Officers

The following table summarizes the beneficial ownership of Common Stock of LP’s directors, nominees for director, and executive officers included in the Summary Compensation Table below:

	Common Stock	Approximate
	Beneficially Owned	Percent of
Name	As of March 6, 2006(1)(2)	Class
E. Gary Cook(4)	48,842	*
Archie W. Dunham(4)	12,271	*
Daniel K. Frierson(4)	14,107	*
Richard W. Frost(5)	248,737	0.23%
Paul W. Hansen(4)	37,087	*
John C. Kerr(4)	885	*
Kurt M. Landgraf(4)	2,058	*
Dustan E. McCoy(4)	25,103	*
Harold N. Stanton(5)	79,301	*
Curtis M. Stevens(5)	276,211	0.26%
Jeffrey N. Wagner(3)(5)	41,656	*
Colin D. Watson(4)	15,405	*
All current directors and executive officers as a group (12 persons)(4)(5)	801,663	0.75%

*                    Percentages under 0.1% are not shown.

(1)          Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares.

Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2)          Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 6, 2006, as follows: Mr. Cook, 38,821 shares; Mr. Dunham, 2,896 shares; Mr. Frierson, 8,208 shares; Mr. Frost, 146,150 shares; Mr. Hansen, 26,212 shares; Mr. Kerr, 885 shares; Mr. Landgraf, 843 shares; Mr. McCoy, 18,667 shares; Mr. Stanton, 62,750 shares; Mr. Stevens, 193,400 shares; Mr. Wagner, 29,833 shares; Mr. Watson, 7,938 shares; and all current directors and executive officers as a group, 536,603 shares.

(3)          Includes 3,622 shares held by the LP Salaried 401(k) and Profit Sharing Plan (the “401(k) Plan”) and beneficially owned by Mr. Wagner.

(4)          Includes restricted shares granted under the 2000 Non-Employee Director Restricted Stock Plan as to which the following directors have the power to vote: Mr. Cook, 8,172 shares; Mr. Dunham, 7,914 shares; Mr. Frierson, 5,899 shares; Mr. Hansen, 7,914 shares; Mr. Landgraf, 1,215 shares; Mr. McCoy, 6,436 shares; and Mr. Watson, 5,618 shares. Mr. Watson also holds 2,599 restricted stock units and Mr. Kerr holds 1,266 restricted stock units that are not included in the amounts shown in the table because they do not have voting or dispositive power over the shares issuable upon vesting of the units.

(5)          Includes restricted shares issued under LP’s 1997 Incentive Stock Award Plan as restricted stock awards or in connection with the settlement of performance share awards, as to which the following executive officers have the power to vote: Mr. Frost, 38,300 shares; Mr. Stanton, 9,100 shares; Mr. Stevens, 14,300 shares; and Mr. Wagner, 3,900 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the NYSE by LP’s officers, directors, and certain other “reporting persons.” Based solely upon a review of copies of Forms 3, 4, and 5 (and amendments thereto) filed by LP’s reporting persons and written representations by such persons, to LP’s knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC’s rules governing proxy statement disclosures except that Harold N. Stanton, an Executive Vice President, filed one late report relating to a purchase of approximately 5,778 shares and a sale of approximately 6,085 shares of Common Stock.

Executive Compensation

Compensation Committee Report

To the Stockholders of Louisiana-Pacific Corporation:

Overview

The overall approach taken by the Compensation Committee to executive compensation matters is based on its general philosophy that compensation, in the form of base salaries, annual incentives, and long-term incentives, should be competitive at the median with other general manufacturing companies of a similar size in order to attract, retain, and motivate executives. LP’s incentive programs also provide the opportunity to receive total compensation in excess of median levels based on outstanding financial and individual performance. Annual cash incentive awards provide for payments based on a combination of corporate performance, business unit performance, and individual performance. Annual long-term incentive awards are provided through various types of equity-based awards. The goal of these programs is to align management’s interests with those of LP’s shareholders by providing incentives that increase equity ownership and focus on long-term performance related to corporate objectives and achievement of corporate strategies.

The Compensation Committee has awarded compensation for a number of years, including 2005, pursuant to a program with four principal elements—base salary, annual cash incentive opportunities, annual stock option grants and, for selected senior executives, annual awards of restricted stock or restricted stock units (incentive shares). Cash incentive opportunities are awarded to executive officers and other key employees under LP’s Annual Cash Incentive Award Plan. Stock option grants and awards of restricted stock or incentive shares are made to executive officers and other key employees under LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”). Decisions as to awards under the Stock Award Plan and certain other matters are made by a subcommittee of the Compensation Committee, which, in 2005, included all members of the Committee.

In addition to the elements of LP’s compensation program described above, LP maintains a deferred compensation plan and a supplemental retirement plan for executives. Executive officers and other members of management may participate in the 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), which permits deferrals of up to 90% of base salary and annual bonuses. All employees who are in LP’s top two levels of management and participate in its Retirement Account Plan and the profit sharing component of its Salaried 401(k) and Profit Sharing Plan (the “401(k) Plan”) are automatically participants in the Deferred Compensation Plan. LP will make matching contributions equal to 3.5% of a participating employee’s deferral amounts. LP will also credit each participating employee’s plan account with amounts that would have been contributed under LP’s Retirement Account Plan and the profit sharing component of its 401(k) Plan if the participant had not deferred compensation and if limits imposed under the Internal Revenue Code did not apply. Amounts credited to participants’ accounts are adjusted to reflect amounts of income, gain or loss as if the amounts held in such accounts had been invested in investment funds designated under the Deferred Compensation Plan and selected by the participants. If a participant’s employment with LP is terminated for any reason, the participant is entitled to receive his or her vested plan account balances, either in a lump sum or in the form of an annuity over a period of up to 15 years as designated by the participant, in accordance with the terms and conditions set forth in the plan.

In addition to its 401(k) Plan and Retirement Account Plan available to salaried employees generally, LP maintains the Supplemental Executive Retirement Plan (the “SERP”) for selected senior executives. LP’s retirement plans are designed to provide competitive retirement benefits when combined with Social Security. The SERP and the Retirement Account Plan are described in detail under “Retirement Benefits” below.

In carrying out its responsibilities, the Compensation Committee requested and reviewed total compensation profiles for LP’s executive officers prepared by management in January, August, and November 2005. The profiles provided information about all forms of compensation provided to executive officers under LP’s compensation program. In November 2005, the Compensation Committee also reviewed detailed summaries of executive compensation paid to its executive officers and benchmark data provided by its outside compensation consultant in preparation for decisions to be made regarding executive compensation for 2006. In addition, the Compensation Committee performed self-evaluations of compliance with its responsibilities under its committee charter and various regulatory requirements in early 2005 and 2006 for the prior years.

Determination of Base Salaries

In January 2005, the Compensation Committee reconfirmed base salaries for LP’s four executive officers at levels established in late 2004. Mr. Frost’s annual base salary had been established at $640,000 in November 2004 in connection with his promotion to Chief Executive Officer following the retirement of LP’s prior Chief Executive Officer. The salary level was based on the responsibilities of Mr. Frost’s position and benchmark data provided by the Compensation Committee’s outside compensation consultant. In connection with the increased responsibilities assumed by Mr. Stevens in November 2004, his base salary level was increased approximately 10% to $400,000. The Compensation Committee adjusted the annual salary level of Mr. Stanton in September 2004 to $285,000 based on his background, experience and skills, the responsibilities of his new position, and comparable benchmark data. The Compensation Committee determined to maintain the compensation and benefit amounts for the position to which Mr. Wagner was promoted, Vice President, OSB, in August 2004, consistent with the levels established within LP’s regular compensation structure, including an annual base salary of $215,000. In August 2005, pursuant to management’s recommendation, the Compensation Committee approved an increase in Mr. Wagner’s annual base salary to $227,000 based on his demonstrated skill and contributions to LP and on competitive data provided by the Committee’s outside compensation consultant.

Grants of Cash Incentive Awards

The Compensation Committee, after evaluating the recommendations of management and the Committee’s outside compensation consultant, approved annual cash incentive award opportunities in early 2005 under LP’s Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) for executive management, subject to achievement of specified performance goals. The target award opportunities for LP’s four executive officers were established as follows: Mr. Frost, 70% of base salary, or $448,000; Mr. Stevens, 55% of base salary, or $220,000; Mr. Stanton, 55% of base salary, or $156,750; and Mr. Wagner, 45% of base salary, or $96,750.

The 2005 performance goals for each executive officer were based 60% on LP’s corporate performance as measured against target earnings per share and 40% on objective individual and business unit goals unique to each of them. Depending upon the extent to which performance goals were determined to have been met, the actual amount paid as a cash incentive award could range from 0% to 200% of the target amount relating to corporate performance and from 0% to 150% of the target amount relating to individual performance.

The business criteria on which individual performance goals are based include goals related to success in developing and implementing particular tasks assigned to an individual executive. These goals, therefore, naturally vary depending upon the responsibilities of individual executives and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, completing targeted asset divestitures, reorganizing departments, establishing business relationships, or resolving identified problems. For 2005, the individual performance goals for Mr. Frost included goals related to EBITDA levels, execution of capital expenditure plans, strategic planning and execution, dispositions of specified assets, quality control, safety and environmental compliance measures, continued implementation of LP’s headquarters relocation process, succession planning, relationships with specified constituencies, and other specified strategic goals.

The business criteria on which business unit performance goals are based include a combination of financial goals and strategic goals related to the performance of an identified business unit for which an executive has responsibility. Strategic goals for a business unit may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

In February 2006, the Compensation Committee determined that the corporate goal relating to LP’s earnings per share had been met at the 174% level. Mr. Frost was paid a bonus under the Cash Incentive Plan based on achievement of individual performance goals at a level of 136.5% of his target award. LP’s other executive officers were paid bonuses under the Cash Incentive Plan based on achievement of individual performance goals at a level ranging from 90% to 143% of their target awards.

Grants of Stock Options

Another significant element in LP’s compensation program is annual grants of stock-based incentive awards, including nonqualified stock options and restricted stock or incentive shares (restricted stock units). After considering the possible impact of changes in accounting rules for stock-based compensation that went into effect at the beginning of 2006, the subcommittee of the Compensation Committee decided in January 2004 to continue to divide stock-based awards between nonqualified stock options and restricted stock or incentive shares, but to shift the relative weights between the awards toward restricted/incentive shares. The mix between the two types of awards in terms of relative expected values was changed from one-third restricted/incentive shares and two-thirds stock options to a 50/50 split. This 50/50 split was maintained for 2005 awards. Preliminary target values (using the Black-Scholes valuation model) were determined based on a percentage of the executive’s base salary as follows: Mr. Frost, 300%; Mr. Stevens, 180%; Mr. Stanton, 160%; and Mr. Wagner, 90%. Although adjustments to reflect individual performance may be made in granting stock-based incentive awards, awards to LP’s four executive officers in 2005 were not adjusted for individual performance.

Option grants to executive officers are shown in the “Option/SAR Grants in Last Fiscal Year” table below. Options grants to LP’s executive officers in 2005 will become exercisable in three equal annual installments beginning one year after the date of grant (subject to acceleration in specified circumstances) and will terminate 10 years after the date of grant unless terminated earlier under the terms of the options.

Restricted Stock Awards

In February 2005, in accordance with recommendations of its outside compensation consultant, the subcommittee of the Compensation Committee determined to grant awards of restricted stock to LP’s executive officers, while continuing to grant incentive shares to other senior management. The subcommittee also determined that the restricted stock awards would have a vesting period of three years and would not include vesting acceleration provisions based on attainment of stock price targets. Incentive share awards made in 2001 through 2004 had had a five-year vesting period and included stock price vesting acceleration provisions. Restricted stock awards are subject to forfeiture if the individual does not remain an employee of LP or one of its subsidiaries through the end of the vesting period, except that an award will vest in full immediately if the recipient dies or becomes disabled or a change in control of LP occurs. Additional information regarding these awards is included in the Summary Compensation Table below.

Executive Change of Control Arrangements

In connection with the management changes in late 2004, the Compensation Committee asked its outside compensation consultant to review the Change of Control Employment Agreements previously entered into with LP’s executive officers and to provide the Committee with an analysis of the costs to LP that would result under various scenarios and whether the terms of the existing agreements are consistent with current practice among U.S. manufacturing companies. After reviewing the information provided by the consultant, the Committee determined to enter into a one-year Change of Control Employment Agreement with Mr. Wagner on terms similar to the existing agreements with LP’s other executive officers, which was extended by the Compensation Committee in November 2005 for an additional year ending on February 1, 2007. The Committee further determined to give notice of nonrenewal to the other executive officers such that the agreements with Messrs. Frost and Stevens will expire January 28, 2008, and the agreement with Mr. Stanton will expire September 1, 2007. Additional issues relating to LP’s compensation arrangements in the event of a change in control of LP remain under consideration. See “Agreements with Executive Officers” below.

Executive Stock Ownership Guidelines

With the goal of encouraging long-term stock ownership by executive management, the Board of Directors, at the recommendation of the Compensation Committee, adopted new stock ownership guidelines effective February 1, 2005, specifying target amounts of share ownership for each executive officer with whom LP has entered into a Change of Control Employment Agreement. The guidelines require that annual cash bonuses instead be paid in LP Common Stock if the targets are not met as of certain compliance dates.

Deductibility of Compensation

To the extent consistent with its goal of maintaining a fair and competitive compensation package, the Compensation Committee attempts to structure LP’s executive compensation to be deductible for income tax purposes by complying with tax requirements applicable to the deductibility of certain types of compensation.

Respectfully submitted,

Colin D. Watson, Chairman
Archie W. Dunham
Daniel K. Frierson (member until August 6, 2005)
Kurt M. Landgraf
Dustan E. McCoy

Performance Graph

The following graph is required to be included in this proxy statement under applicable rules of the SEC. The graph compares the total cumulative return to investors, including dividends paid (assuming reinvestment of dividends) and appreciation or depreciation in stock price, from an investment in LP Common Stock for the period December 31, 2000, through December 31, 2005, to the total cumulative return to investors from the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Paper and Forest Products Index for the same period. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Louisiana-Pacific Corporation, S&P 500, S&P Paper & Forest Products
December 31, 2000 to December 31, 2005

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
LOUISIANA-PACIFIC CORPORATION	$100	85.22	81.38	180.54	273.36	286.01
S&P 500 INDEX	$100	88.11	68.64	88.33	97.94	102.75
PAPER & FOREST PRODUCTS	$100	102.55	87.81	121.04	133.03	130.32

Compensation of Executive Officers

Summary Compensation Table

					Long-Term Compensation
					Awards		Payouts
		Annual Compensation				Number of
				Other	Restricted	Shares
Name and Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options/SARs	Payouts(4)	Compensation(5)
Richard W. Frost	2005	$640,000	$712,320	$4,448	$1,052,867	80,000	—	$84,383
Chief Executive	2004	376,058	452,907	2,603	552,169	37,000	—	812,003
Officer	2003	296,923	350,580	2,323	258,417	108,150	$124,445	12,070
Curtis M. Stevens	2005	$400,000	$355,520	$5,127	$393,107	30,000	—	$57,210
Executive Vice	2004	369,712	353,245	2,734	603,047	39,000	—	966,590
President,	2003	331,154	377,035	2,323	269,732	115,950	$149,334	13,100
Administration, and Chief Financial Officer
Harold N. Stanton(6)	2005	$285,000	$220,077	$3,122	$250,159	19,000	—	$35,641
Executive Vice President, Specialty Products and Sales	2004	249,977	197,915	2,619	125,918	12,300	—	620,740
Jeffrey N. Wagner(6)	2005	$219,385	$153,634	$4,180	$107,211	8,100	—	$26,266
Vice President, Oriented Strand Board (OSB)	2004	200,433	135,719	2,619	96,779	8,500	—	514,326

(1)     Amounts shown for 2005 relate to bonuses paid in satisfaction of target awards granted under LP’s Annual Cash Incentive Award Plan (the “Cash Incentive Plan”). Messrs. Frost and Stevens received discretionary cash bonuses for 2004 of $150,000 and $20,000, respectively, in recognition of their additional responsibilities following the retirement in late 2004 of LP’s prior Chief Executive Officer. Other amounts shown for 2004 relate to bonuses paid under the terms of the Cash Incentive Plan. Amounts shown for 2003 were paid in cash and include (a) bonuses paid under the Cash Incentive Plan upon satisfaction of performance goals and (b) one-half of the value of a bonus awarded in November 2003, in connection with the successful completion of LP’s asset divestiture and corporate restructuring program. The other one-half of the restructuring bonus was awarded in the form of incentive shares and is reflected in the “Restricted Stock Awards” column of the table for 2003.

(2)     Amounts of personal benefits have been excluded as being below the minimum dollar thresholds included in the SEC’s proxy disclosure rules. Amounts shown primarily include payments to reimburse executives for incremental tax liability related to compensation amounts attributable to tax and financial planning services, personal travel on LP aircraft, and dividend income on restricted stock.

(3)     Amounts shown represent the dollar value on the date of grant of (a) awards of incentive shares (restricted stock units) under LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”) in early 2003 and 2004, (b) in late 2003, one-half of a restructuring bonus awarded in the form of incentive shares under the Stock Award Plan in November 2003 (see note 1 above), (c) in early 2004, restricted stock issued in settlement of one-half of vested performance share awards (see note 4 below), and (d) in 2005, awards of restricted stock under the Stock Award Plan. The values shown in the table are based on the closing sale prices of the Common Stock on the dates of grant as follows:  $7.30 on February 1, 2003; $18.15 on November 26, 2003; $21.27 on January 31, 2004; and $27.49 on February 4, 2005.

The following table shows for each executive officer the original number of shares subject to each grant of incentive shares or restricted stock:

	Number of Incentive or Restricted Shares Granted
Name	2/1/03	11/26/03*	1/31/04	1/31/04**	02/04/05
Richard W. Frost	21,700	5,510	19,000	6,960	38,300
Curtis M. Stevens	23,250	5,510	20,000	8,352	14,300
Harold N. Stanton	10,150	—	5,920	—	9,100
Jeffrey N. Wagner	8,650	—	4,550	—	3,900

*       Represents incentive shares issued in connection with a restructuring bonus. See note 1 above.

**     Represents restricted shares issued in settlement of one-half of vested performance share awards (see note 4 below). The restricted shares vested in full on December 31, 2005.

Incentive shares represent the right to receive unrestricted shares of Common Stock on the date of vesting. Annual awards of incentive shares vest in full in five years, while the restructuring bonus incentive shares vest in three equal annual installments beginning one year after the date of grant, in each case so long as the individual remains an employee of LP at the vesting date. Holders of incentive shares do not have rights to vote or receive cash dividends, if any, until the shares vest. Transfers of incentive shares are prohibited prior to vesting.

Incentive shares awarded in 2003 and 2004 provided for accelerated vesting if certain share price targets for the Common Stock were met before the end of the required service period. The share price targets for the incentive shares awarded in January 2004 shown in the table have been met in part, resulting in vesting as to 50% of the shares on January 31, 2005. During 2003, the share price target for awards made in February 2003 were met, such that the awards vested in full on February 1, 2004.

Under awards of restricted stock granted in 2005, a certificate for the restricted shares was issued in the name of the executive officer and will be held by LP until a three-year vesting period is satisfied or the award is forfeited. The recipient is entitled to all rights of a stockholder, including rights to vote and to receive dividends, prior to vesting or forfeiture. In the event of a stock dividend, any shares issued with respect to restricted shares will also be treated as restricted stock on the same terms. Transfers of restricted stock awards are prohibited prior to vesting.

Outstanding awards of incentive shares or restricted stock will vest in full immediately if the recipient, while employed by LP, dies or becomes disabled or a change in control of LP occurs. Change in control has substantially the same meaning as described below with respect to certain change of control employment agreements under “Agreements with Executive Officers”. Awards of incentive shares or restricted stock provide for reimbursement for any excise tax imposed on the recipient to the extent they are deemed to constitute excess parachute payments as a result of accelerated vesting upon a change in control, plus any related federal, state, and local income taxes.

The following table shows (a) the total number of incentive and restricted shares held by each executive officer at December 31, 2005 and (b) the value of those incentive and restricted shares based on the closing sale price of the Common Stock on December 31, 2005 ($27.47).

Name	Incentive/ Restricted Shares	Value at 12/31/05
Richard W. Frost	49,636	$1,363,501
Curtis M. Stevens	26,136	717,956
Harold N. Stanton	12,060	331,288
Jeffrey N. Wagner	6,175	169,627

(4)     On December 31, 2003, performance share awards granted under the Stock Award Plan in February 2000 vested. In accordance with the terms of the awards, shares equal to 200% of the target awards were issued due to the achievement of an annualized total stockholder return of at least 13 percentage points above the mean annualized total stockholder return of five other selected forest products companies for the four-year performance period ended December 31, 2003. The awards were also adjusted for reinvestment of cash dividends. The terms of each performance share award provided for delivery, as soon as practicable after December 31, 2003, of a certificate for one-half of the total shares of Common Stock issuable upon settlement of the award. The amounts shown for Messrs. Frost and Stevens for 2003 in the LTIP Payouts column (relating to certain types of compensation under long-term incentive plans) represent the dollar value of those shares. The other one-half of the performance share awards were settled through the issuance of restricted stock as of January 31, 2004, which vested in full on December 31, 2005. See note 3 above.

(5)     Amounts shown for 2005 include: (i) an annual profit sharing contribution to LP’s 401(k) Plan of $6,300 for each named executive officer; (ii) an annual matching contribution to LP’s health care Flexible Savings Account of $100 for each named executive officer (other than Mr. Wagner); (iii) an annual matching contribution under LP’s 401(k) Plan of $7,350 for each named executive officer; (iv) annual supplemental and make-up credits contributed under LP’s amended and restated 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), as follows:  Mr. Frost, $70,633; Mr. Stevens, $43,460; Mr. Stanton, $21,833; and Mr. Wagner, $11,608; and (v) an annual matching contribution under the Deferred Compensation Plan equal to 3.5% of the amount deferred, as follows:  Mr. Stanton, $58; and Mr. Wagner, $1,008.

(6)     Messrs. Stanton and Wagner became executive officers of LP in September and November 2004, respectively.

As shown in the table below, LP’s four executive officers, as well as other members of senior management and key employees, are granted stock options under LP’s Stock Award Plan each year.

Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)
Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees During 2005	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value(2)
Richard W. Frost	80,000	24.05%	$27.49	2/4/2015	$848,568
Curtis M. Stevens	30,000	9.02	27.49	2/4/2015	318,213
Harold N. Stanton	19,000	5.71	27.49	2/4/2015	201,535
Jeffrey N. Wagner	8,100	2.43	27.49	2/4/2015	85,918

(1)   No stock appreciation rights (“SARs”) were granted to the named executive officers during 2005. All options were granted for the number of shares indicated at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options vest in three equal annual installments beginning one year following the date of grant, subject to acceleration of exercisability in the event of a change in control of LP. If such acceleration of exercisability results in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the amount of any excise tax imposed on a participant by Section 4999(a) of the Internal Revenue Code directly attributable to such acceleration will be reimbursed by LP, together with any income or excise taxes imposed on such reimbursement.

(2)   The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability. The values were calculated based on the following assumptions: (i) expectations regarding volatility of 51.89% were based on monthly stock price data for LP for the six years preceding the grant date, (ii) the risk-free rate of return (3.83%) was assumed to be the Treasury Bond rate whose maturity corresponds to the expected term (six years) of the options granted; (iii) a dividend yield of 1.573%; and (iv) a vesting discount of 0.9412. The values which may ultimately be realized will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values(1)

	Shares Acquired on Exercise	Value	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(2)
Name	During 2005	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard W. Frost	—	—	71,100	140,716	$1,243,608	$880,058
Curtis M. Stevens	72,083	$1,358,219	131,750	94,650	1,000,395	940,771
Harold N. Stanton	—	—	35,416	44,100	645,531	391,713
Jeffrey N. Wagner	14,400	274,702	9,900	28,166	54,439	325,577

(1)          LP’s executive officers did not exercise any SARs during 2005 or hold any SARs at year-end.

(2)          Based on the closing price of the Common Stock on December 30, 2005, $27.47 per share.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2005, regarding shares of Common Stock that may be issued under LP’s existing equity compensation plans and arrangements. At that date, LP did not have any plans or arrangements not submitted to stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by stockholders(1)	2,133,734	$16.89	7,185,215
Equity compensation plans or arrangements not approved by stockholders	0	N/A	0
Total	2,133,734		7,185,215

(1)          Equity compensation plans under which awards are currently outstanding and that were approved by LP’s stockholders include the 1997 Incentive Stock Award Plan, the 1992 Non-Employee Director Stock Option Plan, and the 2000 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The number of shares shown in column (a) as shares subject to outstanding awards include 211,171 shares subject to awards of restricted shares or restricted stock units (including incentive shares) outstanding on December 31, 2005. See “Executive Compensation—Compensation of Executive Officers” and “—Directors’ Compensation” for additional information regarding the vesting of outstanding performance, incentive and restricted share awards. These shares are not included in the calculation of weighted-average exercise price in column (b) because the price at the vesting date could not be determined as of December 31, 2005. The Stock Award Plan also authorizes the grant of restricted stock awards with such terms and conditions as the Compensation Committee deems appropriate, including provisions that such awards will be forfeited upon termination of a participant’s employment for specified reasons within a specified period of time or upon other conditions set forth in the award agreement. Of the shares shown in column (c), 3,552,286 shares were available for grant at December 31, 2005, as restricted shares or units under the Stock Award Plan, although such shares could also be granted as options or other rights to acquire Common Stock. Also, 118,840 shares were available for future awards to non-employee directors under the Restricted Stock Plan.

Retirement Benefits

LP’s Supplemental Executive Retirement Plan (the “SERP”) is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by LP’s Chief Executive Officer and approved by the committee appointed to administer the SERP including, with the approval of the Compensation Committee, each of LP’s executive officers. The following table shows the estimated annual benefits payable to participants in the SERP upon retirement based on the indicated years of credited service and compensation levels (without reduction for Social Security or the value of employer contributions under LP’s other retirement plans and the Deferred Compensation Plan).

Pension Plan Table

Final Average	Years of Credited Service
Compensation	5	10	15
$150,000	$25,000	$50,000	$75,000
200,000	33,333	66,667	100,000
300,000	50,000	100,000	150,000
400,000	66,667	133,333	200,000
500,000	83,333	166,667	250,000
600,000	100,000	200,000	300,000
700,000	116,667	233,333	350,000
800,000	133,333	266,667	400,000
900,000	150,000	300,000	450,000

Participants will become fully vested in their benefits under the SERP after completing five years of participation in the SERP. Vesting will be accelerated in the event of the participant’s death or disability or a change in control of LP.

The annual benefit payable under the SERP is equal to 50% of final average compensation multiplied by a fraction the numerator of which is years of credited service (up to a maximum of 15) and the denominator of which is 15. Years of credited service are determined under the provisions of LP’s 401(k) Plan and the Retirement Account Plan discussed below. If a participant’s employment is involuntarily terminated within 36 months after a change in control of LP occurs, he or she will be credited with two additional years of service. The years of service credited to LP’s executive officers as of December 31, 2005, are as follows: Mr. Frost, 10 years; Mr. Stevens, 8 years; Mr. Stanton, 8 years; and Mr. Wagner, 25 years.

Final average compensation on an annual basis is defined as a participant’s compensation during the 60 consecutive months out of the last 120 months of employment in which the participant’s compensation was highest, divided by five. Compensation includes base pay and annual cash incentives (for the executive officers named in the Summary Compensation Table above, salary plus annual bonus) paid to a participant or deferred under the Deferred Compensation Plan, but excludes all other benefits. If a participant’s employment is involuntarily terminated within 36 months after a change in control of LP, benefits under the SERP will be calculated based on the participant’s base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

Retirement benefits shown in the table above are expressed in terms of single life annuities, are subject to reduction in the event of retirement before age 62 and will be reduced by an amount equal to the sum of (1) 50% of the participant’s primary Social Security benefit determined at age 62 and (2) the value of employer contributions under LP’s other retirement plans and the Deferred Compensation Plan.

LP also maintains the Retirement Account Plan, in which certain employees, including executive officers, participate. The Retirement Account Plan is a cash balance plan under which there is an account for each participating employee to which an annual contribution credit is made equal to 5% of compensation (with certain exclusions) up to a maximum earnings limit imposed by the federal tax laws. The maximum annual contribution credit for 2006 is $11,000. In addition, interest is credited daily on the cash balance in each participant’s account. Once vested, generally after five years of service, a participant is entitled to the amounts in his or her account when he or she leaves LP. The estimated annual retirement income payable as a single life annuity at normal retirement at age 65, assuming no change in the maximum earnings limit and an interest crediting rate of 4.89%, for LP’s current executive officers named in the Summary Compensation Table above as of December 31, 2005, is as follows: Mr. Frost, $21,503; Mr. Stevens, $23,373; Mr. Stanton, $20,720; and Mr. Wagner, $27,644. Payment may also be in a lump sum or pursuant to other arrangements. The Retirement Account Plan does not provide for an offset for Social Security benefits.

Directors’ Compensation

Each director of LP who is not an employee of LP or any of its subsidiaries, other than the Chairman of the Board, receives an annual retainer of $35,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000, while the Chairman of the Compensation Committee receives an additional annual retainer of $7,500. The Chairman of each other Board committee receives an additional annual retainer of $5,000 except the Chairman of the Board who receives an annual retainer of $150,000 for service on the Board and Board committees. All outside directors also receive $1,750 for each Board meeting attended and $1,500 for each committee meeting attended, including telephone conference meetings. All fees are paid on a quarterly basis.

LP’s 1992 Non-Employee Director Stock Option Plan provides for the automatic grant each year (with certain exceptions) of options to purchase shares of Common Stock to non-employee directors on the anniversary date of that director’s most recent prior grant. Each option granted under the Plan entitles the holder to purchase that number of shares of Common Stock such that the award has an option value of $30,000 on the date of grant at an exercise price equal to 100% of the fair market value (as defined) of a share of Common Stock on the date of grant. The option value is calculated based on the option pricing model used by LP for purposes of preparing its audited financial statements. The assumptions underlying the valuation model currently used by LP are discussed in Note 2 to the Option/SAR Grants table above. Each option becomes exercisable as to 10% of the shares covered by the option every three months following the date of grant until vested in full. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change in control of LP. To the extent not fully vested, an option will become exercisable as to an additional 20% of shares upon the director’s retirement as of the first annual meeting of stockholders after the director attains age 70. Each option expires 10 years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors.

The 2000 Non-Employee Director Restricted Stock Plan provides for annual grants of restricted shares of Common Stock or restricted stock units with a market value on the grant date of $30,000 to each non-employee director of LP. The restricted shares or units vest in full on the earliest to occur of five years following the grant date, upon the director’s death, disability or retirement (as defined), or a change in control of LP. If the director ceases to be a director before the restrictions lapse, the restricted shares are forfeited. Prior to vesting, the director has the right to vote the restricted shares and to receive cash dividends, if any. Restricted stock units do not carry voting rights, but additional restricted stock units will be credited to each holder of units with a value equal to the amount of any cash dividends payable prior to vesting on an equal number of shares of Common Stock.

Agreements with Executive Officers

LP has entered into Change of Control Employment Agreements (the “Employment Agreements”) with each of its four executive officers. The Employment Agreements provide for severance compensation in the event of termination of employment following a change of control of LP. The Employment Agreement with Mr. Wagner was extended on November 10, 2005, for an additional year ending on February 1, 2007. The other Employment Agreements will terminate on January 28, 2008 (with respect to Messrs. Frost and Stevens) and September 1, 2007 (with respect to Mr. Stanton). If a change of control of LP occurs during the term of an Employment Agreement, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs.

The Employment Agreements further provide that if, within three years following the occurrence of a change of control, an executive’s employment with LP is terminated by LP (other than for cause) or by the executive for good reason, he will be entitled to receive (i) his full base salary through the date of termination (which must be at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of his target bonus for the fiscal year in which the change of control occurred (the “Target Bonus”), (ii) an amount equal to three times the sum of (x) his annual base salary at such rate plus (y) his Target Bonus, and (iii) the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued if his employment continued for an additional three years and the actual vested benefit, if any, at the date of termination. Special payment provisions apply in the event of the executive’s death or disability following a change of control.

The Employment Agreements also provide for reimbursement of legal fees and expenses and for outplacement services and for the continuation of health, disability and life insurance benefits for three years following termination of employment voluntarily for good reason or involuntarily other than for cause or disability. Each Employment Agreement also provides for reimbursement for any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state and local income taxes, subject to a “cut back” provision providing for a reduction in the payments under the Employment Agreement if the amount that would be treated as excess parachute payments is not greater than 110% of the maximum amount that could be paid to the executive without imposition of any excise tax.

Complete definitions of cause, change of control and good reason are included in the Employment Agreements. Brief summaries of the definitions are set forth below.

“Cause” means (i) the willful and continued failure of the executive to substantially perform his or her duties after delivery of a written demand for substantial performance or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to LP, in each case pursuant to a resolution adopted by the affirmative vote of at least three-fourths of the entire membership of the Board of Directors.

“Change of control” means (i) the acquisition by a person or group of beneficial ownership of 20% of LP’s outstanding Common Stock or voting securities, with certain exceptions, (ii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated), (iii) consummation of certain reorganizations, mergers, consolidations or sale of substantially all the assets of LP, or (iv) approval by LP’s stockholders of a complete liquidation or dissolution of LP.

“Good reason” with respect to the termination by an executive of his employment with LP means (i) subject to certain exceptions, the assignment of duties inconsistent with his position, (ii) any failure by LP to comply with the compensation provisions of the Employment Agreement, (iii) transfer of the executive to a location more than 25 miles from the present location, or (iv) any purported termination by LP of his employment otherwise than as expressly permitted by the Employment Agreement. A termination of employment by the executive during the 30-day period immediately following the first anniversary of the change of control is deemed to be for good reason for purposes of the Employment Agreements with Messrs. Frost, Stevens and Stanton.

Stockholder Proposals

Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of LP in 2007, and who wishes to have the proposal included in LP’s proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of LP no later than November 23, 2006. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations in order to be eligible for inclusion in the proxy materials for that meeting.

LP’s bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year’s annual meeting, this notice must be received by LP no later than February 6, 2007. Such notice must include the information required by the SEC’s rules for stockholder proposals presented for inclusion in LP’s proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

General

The cost of soliciting proxies will be borne by LP. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of LP, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, or e-mail.

LP will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. LP has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $11,000 plus reimbursement for certain expenses.

Appendix A
LOUISIANA-PACIFIC CORPORATION
FINANCE AND AUDIT COMMITTEE CHARTER

I.                   Composition of the Committee

A.   Number of Members.   The Finance and Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Louisiana-Pacific Corporation (“LP”) shall consist of three or more directors of LP appointed by the Board. The Board may appoint and remove members of the Committee at any time, including alternate members to act in the place of any absent or disqualified members. A director must meet the qualification and independence requirements of 1.B below in order to be appointed as a regular or alternate member of the Committee, and any such member who ceases to meet such requirements shall then cease to be a member of the Committee. The Committee must have at least three members in order to act. The Board shall appoint a Chairman of the Committee.

B.   Qualification; Independence.

1.           No director who is or was an officer or employee of LP or any of its subsidiaries and affiliates (collectively, the “Company”) may be a member of the Committee until at least five years after that employment relationship has ended.

2.           Each member of the Committee must be independent of management and the Company and be free from any relationship that may interfere with the exercise of independent judgment as a Committee member.

3.           Each member of the Committee must qualify as an “independent director” under the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “Manual”). No Committee member shall qualify as “independent” unless the Board has affirmatively determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and is not disqualified from being independent under the standards set forth in Section 303A.02(b) of the Manual.

4.           Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement.

5.           The Chairman of the Committee must have accounting or related financial management experience and expertise. The Board will determine, in its business judgment, whether a director meets the foregoing requirements prior to appointing such director as Chairman.

6.           No director who is receiving, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company (other than in his or her capacity as a member of the Board and any Board committee) may serve as a member of the Committee.

7.           No director who is an “affiliated person” of the Company, as defined in Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”), may serve as a member of the Committee.

8.           No director who simultaneously serves on the audit committees of more than two other companies that file reports under Section 13(a) or 15(d) of the Exchange Act may simultaneously serve as a member of the Committee unless the Board has affirmatively determined that such services on other audit committees would not impair the ability of the director to effectively serve on the Committee. If any such determination is made, it shall be disclosed in the subsequent annual proxy statements of LP.

II.              Meetings of the Committee

A.   Regular Meetings.   The Committee shall hold at least four face-to-face meetings per year. The Chairman of the Committee will, in consultation with the other members of the Committee, LP’s independent auditor and the appropriate officers of LP, be responsible for calling such meetings, establishing the agenda therefor and supervising the conduct thereof.

B.   Special Meetings.   Special face-to-face or telephonic meetings may be called at any time by the Chairman of the Committee or any two members of the Committee. The person or persons calling any such meeting shall establish the agenda therefor, and the Chairman of the Committee shall supervise the conduct thereof.

C.   Minutes.   The Committee shall keep minutes of all of its meetings showing all matters considered by it and the actions taken thereon, and shall provide to the Board a report of each meeting at the next regular meeting of the Board.

D.   Quorum and Manner of Acting.   A majority of the members of the Committee shall be present in person at any meeting of the Committee in order to constitute a quorum for the transaction of business at such meeting. The affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or the written consent of all of the members of the Committee without a meeting, shall be the act of the Committee.

III.         Purpose of the Committee

A.   Oversight.   The Committee shall assist the Board in fulfilling its oversight responsibilities relating to the integrity of LP’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of LP’s internal audit function and independent auditors, and the adequacy of LP’s accounting and internal control systems. Subject to the specific responsibilities that are set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that LP’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles (“GAAP”), which are responsibilities of management and the independent auditor, or to resolve disputes, if any, between management and the independent auditor.

B.   Annual Proxy Report.   The Committee shall prepare the report of the Committee that is required by the rules of the Securities and Exchange Commission to be included in LP’s annual proxy statements.

IV.           Responsibilities and Duties of the Committee

A.   Independent Auditor and Audit Matters.   With respect to matters relating to LP’s independent auditor and audit matters, the Committee shall:

1.           Selection of Auditor.   Have the sole authority and responsibility (subject to shareholder ratification, if applicable) to select, retain, oversee and replace LP’s independent auditor firm (the “Auditor”) to be employed to perform the annual audits of LP’s financial statements and reviews and audits of LP’s financial, accounting, auditing and internal control systems and internal controls over financial reporting. The Auditor shall report directly to the Committee, shall be ultimately accountable to the Committee and the Board, and shall have unrestricted access to the Committee and the Board.

2.           Compensation and Services of Auditor.   Have the sole authority to determine and approve all compensation to be paid to LP’s Auditor for audit services and legally-permitted non-audit services performed on LP’s behalf and the terms of all engagements for such services. All such audit and non-audit services shall be approved by the Committee in advance of their performance. The Committee may delegate to one or more designated members of the Committee the authority to grant such preapprovals, provided that any such preapproval shall be presented to the full Committee at its next scheduled meeting.

3.           Annual Evaluation of Auditor.   At least annually obtain and review a written report by the Auditor firm describing (a) the Auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the Auditor or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditor, and any steps taken to deal with any such issues, and (c) all relationships between the Auditor and the Company. The Committee shall annually evaluate the Auditor’s qualifications, performance and independence, based on its review of the foregoing report and the Auditor’s work throughout the year, and will present the results of each such evaluation to the full Board.

4.           Auditor Report on Accounting Issues.   Require the Auditor to timely report to the Committee (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within GAAP that have been discussed with Company management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditor and (c) other material written communications between the Auditor and Company management, such as any management letter or schedule of unadjusted differences.

5.           Review of Audit Results.   Periodically meet with the Auditor and management to (a) review and discuss the results of the audits and reviews described in IV.A.1 above, (b) review and discuss the annual audited financial statements and quarterly financial statements, including LP’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (c) review and approve in advance annual audit plans of the Auditor.

6.           Audit Issues and Disagreements.   Regularly meet with the Auditor, which meetings may include management, to review any audit problems or difficulties and management’s responses, including any restrictions on the scope of the Auditor’s activities or on access to requested information and to resolve any disagreements with management and the Auditor regarding financial reporting. The review shall include any significant disagreements between the Auditor’s LP audit team and its national office regarding auditing or accounting issues arising from the audit. The review shall also include a discussion of the responsibilities, budget and staffing of LP’s internal audit function.

7.           Review of Periodic Reports.   Require that the Auditor review the financial information in LP’s quarterly reports on Form 10-Q prior to filing such reports with the Securities and Exchange Commission and that appropriate reconciliations and descriptions of any adjustments to the quarterly information previously reported on a Form 10-Q for any quarter be made and be reviewed by the Auditor.

8.           Review of Auditor Opinions.   Review the opinions to be rendered by the Auditor in connection with its audits of LP’s financial statements and its attestation and report on management’s internal control report.

9.           Employment of Auditors for Subsidiaries.   Request LP’s subsidiary and affiliated companies to employ such independent auditors (all of which shall be accountable to the Committee and the Board) as the Committee deems appropriate to audit the respective financial statements of such subsidiary and affiliated companies.

10.         Annual Proxy Report of Committee.   Prepare an annual report of the Committee, for inclusion in LP’s annual proxy statement, stating whether the Committee has:

•        reviewed and discussed the audited financial statements with management

•        discussed with the Auditor the matters required to be discussed by Statement on Auditing Standards No. 61

•        received the written disclosures and the letter from the Auditor required by Independence Standards Board Standard No. 1, and discussed with the Auditor the Auditor’s independence

•        based upon the foregoing, recommended to the Board that the audited financial statements be included in LP’s Annual Report on Form 10-K for the last fiscal year

B.   Internal Audit Function and Control Systems.   With respect to matters relating to LP’s internal audit function and internal control systems, the Committee shall:

1.           Regularly review the scope, coverage and objectivity of the audits performed by LP’s Internal Audit Department and its annual internal audit plans, as well as the responsibilities, budget, resources, internal charter and staffing for LP’s internal audit function.

2.           Ensure that LP’s Director of Internal Audit and LP’s internal auditors have unrestricted access to the Committee. Discuss with management any proposed appointment, replacement or dismissal by LP of LP’s Director of Internal Audit.

3.           Periodically review the adequacy and effectiveness of the Company’s internal legal compliance programs, internal control systems, disclosure controls and procedures and internal controls over financial reporting, including any special audit steps adopted in light of any material control deficiencies.

4.           Periodically review LP’s guidelines, policies and programs with respect to risk assessment and risk management, including the steps being taken by management to monitor and control LP’s major financial risk exposures.

C.   Financial and Financial Reporting Matters.   With respect to financial and financial reporting matters, the Committee shall:

1.           Make recommendations to the Board on matters relating to the financial affairs and policies of the Company including, without limitation, capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions and investment and debt policies.

2.           Review and discuss with management the status of significant legal and tax matters and the potential financial implications thereof.

3.           Review and discuss with management (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in LP’s selection or application of accounting principles and the effects, if any, of such changes on LP’s financial statements, (b) significant financial reporting issues and judgments made in connection with the preparation of LP’s financial statements, including the effects of alternative GAAP methods on the financial statements, and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on LP’s financial statements.

4.           Review and discuss with management, in advance, the financial results to be included in LP’s Annual Report to Stockholders and in filings with the Securities and Exchange Commission.

5.           Review and discuss with management, in advance, LP’s earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information) as well as financial information and earnings guidance, if any, provided to analysts and rating agencies.

6.           Discuss with LP management significant risk management failures, if any, including management’s responses thereto.

D.   Other Responsibilities and Duties.

1.           In order to effectively perform its oversight responsibilities and duties, the Committee shall meet separately, periodically, with LP management, with LP’s internal auditors, and with the Auditor.

2.           In the course of fulfilling its duties the Committee shall, as it deems appropriate, obtain advice and assistance from outside legal, accounting or other advisors and shall have the authority to engage independent counsel and other advisors without approval from the Board or LP management as the Committee determines necessary to carry out its duties.

3.           The Committee shall establish for LP clear hiring policies with respect to employees or former employees of any current or past independent auditor for LP.

4.           The Committee shall, on at least a quarterly basis, review with the Board any issues that arise with respect to the quality or integrity of LP’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Auditor, or the performance of LP’s internal audit function.

5.           The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.           The Committee shall annually review and reassess the adequacy of the Committee’s Charter.

7.           The Committee shall have such other responsibilities and perform such other duties as may be assigned to the Committee from time to time by the Board.

E.   Performance Evaluation of the Committee.   The Committee shall annually conduct a self-evaluation of its effectiveness and its compliance with the Committee’s Charter and applicable rules of regulatory bodies. The Committee shall report its findings and conclusions to the Board at the next regular Board meeting following completion of each such evaluation.

Dated: January 29, 2005

COR4062BR 03/06

LP®
Annual Meeting Admission Ticket

BUILDING PRODUCTS

2006 Annual Meeting of Louisiana-Pacific Corporation Stockholders

May 4, 2006, 9:30 a.m. Local Time The Hermitage Hotel 231 Sixth Avenue North Nashville, Tennessee

Upon arrival, please present this Admission Ticket and photo identification at the registration desk.
Annual Meeting Proxy Card

☐	Please mark this box with an X if your address has changed and print the new address below.

A		Election of Directors - The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold
01 - Archie W. Dunham	☐	☐
02 - Daniel K. Frierson	☐	☐
03 - Richard W. Frost	☐	☐

B	Proposal 2 - The Board of Directors recommends a vote FOR the following proposal.B
		For	Against	Abstain
Ratification of selection of independent auditors.		☐	☐	☐

C	Other Issues

Please mark this box with an X if I / we plan to attend meeting. (Admission Ticket attached)		☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.
If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

D	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name appears hereon. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

5 U P X

001CD40003	00IZJB	LP is a trademark of Louisiana-Pacific Corporation

. Annual Meeting of Stockholders

LOUISIANA-PACIFIC CORPORATION

May 4, 2006

Admission Ticket

The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 a.m. on May 4, 2006, at The Hermitage Hotel, 231 Sixth Avenue North, Nashville, Tennessee. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope. If you plan to attend the Annual Meeting, please retain this Admission Ticket and, on May 4, 2006, present it to the LP representative for admission to the meeting.

- Anton C. Kirchhof

Secretary

LOUISIANA-PACIFIC CORPORATION

Proxy Solicited on Behalf of the Board of Directors

for Annual Meeting May 4, 2006

The undersigned hereby constitutes and appoints E. Gary Cook, Paul W. Hansen, and Kurt M. Landgraf, and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation (“LP”), which the undersigned may be entitled to vote at the Annual Meeting of LP stockholders to be held May 4, 2006, or at any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. By signing on the reverse, you acknowledge receipt of the 2006 Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and revoke all proxies heretofore given by you to vote at said meeting or any adjournment thereof.